Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Significant Increase in Second Quarter Fiscal 2022 Revenues and Earnings

EXTON, Pa.--(BUSINESS WIRE)-- Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the second quarter and first six months of fiscal year 2022, which ended March 31, 2022.

For the second quarter of fiscal 2022, the Company reported net sales of $6.8 million, up 34% as compared to $5.1 million in the second quarter a year ago. The Company reported a 135% increase in net income to $1.4 million, or $0.08 per share, compared to the second quarter of fiscal 2021.

Shahram Askarpour, Chief Executive Officer, said, “The second quarter builds on our solid start to the year, with 34% revenue growth compared to the year ago quarter and second quarter gross margin expanding to 61%, our highest gross margin in six years. With operating expenses little changed from a year ago, this led to a 135% increase in net income and $1.9 million in positive cash flow, further strengthening our financial position.”

Mr. Askarpour added, “Our results reflect the strength of our long-term contracts with some of the world’s most respected OEMs, our position as a leader in supplying flat panel displays to the air cargo market and an overall firming in some of our end markets. As a result, orders in the quarter were up significantly from the first quarter and we grew our backlog.”

Cash Flow, New Orders and Backlog

The Company’s cash on hand increased to $11.6 million at March 31, 2022, from $8.3 million at the end the latest fiscal year end. Net cash flows from operating activities were $1.9 million in the second quarter.

New orders in the second quarter of fiscal 2022 were approximately $8.2 million and backlog as of March 31, 2022, was $7.5 million. Backlog increased from $6.2 million at the end of the first quarter of fiscal 2022. Backlog excludes potential future sole-source production orders from the Pilatus PC-24, Textron King Air and the KC-46A programs, which the Company expects to remain in production for a decade. The Company expects that these contracts will add to production sales already in backlog.

Six Months Results

Total sales for the six months ended March 31, 2022, were $13.5 million compared to $10.0 million for the six months ended March 31, 2021. For the six months ended March 31, 2022, the company reported net income of $2.6 million, or $0.15 per share, up from $849,000, or $0.05 per share for the first half of fiscal 2021.

Conference Call

The Company will be hosting a conference call on Thursday, May 12, 2022, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,618,840	$8,265,606
Accounts receivable	4,055,692	4,046,337
Inventories	4,689,261	4,545,392
Prepaid expenses and other current assets	878,031	833,076
Total current assets	21,241,824	17,690,411

Property and equipment, net	8,047,346	8,143,483
Deferred income taxes	536,681	1,063,822
Other assets	173,409	188,284
Total assets	$29,999,260	$27,086,000

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$744,692	$623,620
Accrued expenses	1,558,161	1,431,115
Contract liability	276,728	417,504
Total current liabilities	2,579,581	2,472,239

Other liabilities	21,790	28,680
Total liabilities	2,601,371	2,500,919

Commitments and contingencies

Shareholders' equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2022 and September 30, 2021	$-	$-

Common stock, $.001 par value: 75,000,000 shares authorized, 19,368,219 and 19,342,823 issued at March 31, 2022 and September 30, 2021	19,368	19,343

Additional paid-in capital	52,067,250	51,817,095
(Accumulated deficit)	(3,320,192)	(5,882,820)
Treasury stock, at cost, 2,096,451 shares at March 31, 2022 and September 30, 2021	(21,368,537)	(21,368,537)
Total shareholders' equity	27,397,889	24,585,081
Total liabilities and shareholders' equity	$29,999,260	$27,086,000

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2022	2021	2022	2021
Net sales	$6,845,820	$5,121,845	$13,541,598	$9,991,497

Cost of sales	2,663,210	2,218,854	5,391,267	4,522,683

Gross profit	4,182,610	2,902,991	8,150,331	5,468,814

Operating expenses:
Research and development	650,031	689,654	1,386,556	1,289,952
Selling, general and administrative	1,724,800	1,602,118	3,531,782	3,335,272
Total operating expenses	2,374,831	2,291,772	4,918,338	4,625,224

Operating income	1,807,779	611,219	3,231,993	843,590

Interest income	346	152	442	1,031
Other income	11,555	17,371	27,793	33,763
Income before income taxes	1,819,680	628,742	3,260,228	878,384

Income tax expense	390,110	20,165	697,600	29,662

Net income	$1,429,570	$608,577	$2,562,628	$848,722

Net income per common share:
Basic	$0.08	$0.04	$0.15	$0.05
Diluted	$0.08	$0.04	$0.15	$0.05

Weighted average shares outstanding:
Basic	17,253,746	17,222,165	17,250,059	17,218,275
Diluted	17,253,746	17,223,998	17,250,059	17,220,143